EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Knockout Holdings, Inc.
Northlake, Illinois

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated April 26, 2006, relating to the consolidated financial statements, of Knockout Holdings, Inc. appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2005. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


/s/ BDO Seidman, LLP
Chicago, Illinois
August 7, 2006